Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-188063 and 333-189234) of Clovis Oncology, Inc., and
(2)

Registration Statements (Form S-8 Nos. 333-178283, 333-182278, 333-190565, 333-198022 and 333-206193) pertaining to the 2011 Stock Incentive Plan and 2011 Employee Stock Purchase Plan of Clovis Oncology, Inc.

of our reports dated February 29, 2016, with respect to the consolidated financial statements of Clovis Oncology, Inc., and the effectiveness of internal control over financial reporting of Clovis Oncology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Denver, Colorado

February 29, 2016